EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our reports dated March 5, 2010, with respect to the consolidated financial statements, financial statement schedule and internal control over financial reporting included in the Annual Report of Compellent Technologies, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Compellent Technologies, Inc. on Forms S-8 (File No. 333-146612, effective October 10, 2007, File No. 333-153063, effective August 18, 2008 and File No. 333-159120, effective May 11, 2009).

/s/ Grant Thornton LLP

Minneapolis, Minnesota
March 5, 2010